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                                                                     EXHIBIT D-1


                          THE COMMONWEALTH OF MASSACHUSETTS

                            DEPARTMENT OF PUBLIC UTILITIES



Application of Boston Edison Company        )
and Boston Edison Mergeco Electric          )                   D.P.U. 97-
Company, Inc. for Approvals Related         )
to a Reorganization Merger to Establish     )
a Holding Company                           )


    Respectfully represents Boston Edison Company, hereinafter called "Edison," and Boston Edison Mergeco Electric Company, Inc., hereinafter called "Mergeco", as follows:

    1. Edison is an electric utility having its usual place of business in the City of Boston and subject to Chapter 164 of the General Laws of Massachusetts.

    2. Mergeco is an electric company having its usual place of business in the City of Boston and subject to Chapter 164 of the General Laws of Massachusetts.

    3. Edison has an authorized capitalization consisting of (i) 100,000,000 shares of Common Stock, with a par value of one dollar ($1) per share ("Edison Common Stock"), of which 48,514,973 shares were issued and outstanding and 1,429,424 shares were reserved for issuance pursuant to Edison s Dividend Reinvestment and Common Stock Purchase Plan as of May 15, 1997; (ii) 2,890,000 shares of Cumulative Preferred Stock, with a par value of one hundred dollars ($100) per share ("Edison Preferred Stock"), of which 2,090,000 shares (consisting of six separate series) were issued and outstanding as of May 15, 1997; and (iii)


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8,000,000 shares of Preference Stock, with a par value of one dollar ($1) per share ("Edison Preference Stock"), of which no shares are currently issued and outstanding. The Department has approved the issuance of all outstanding shares of Edison Common Stock, Edison Preferred Stock and Edison Preference Stock and in DPU 94-150 approved the issuance of additional shares of Edison Common Stock reserved for issuance pursuant to Edison's Dividend Reinvestment and Common Stock Purchase Plan. In addition, the Department, in DPU No. 94-160, authorized the issuance and sale by Edison of long-term debt securities, shares of common stock, shares of cumulative preferred stock and shares of preference stock in an amount not to exceed $500,000,000.

    4. BEC Energy is a voluntary association, commonly known as a Massachusetts business trust, organized under Chapter 182 of the General Laws of Massachusetts and having its principal place of business in the City of Boston.

    5. By order dated February 28, 1997, issued in D.P.U. 97-17, the Department approved the investment by Edison in BEC Energy of such amounts as would be required to submit the proposed merger hereinafter described to stockholders of Edison and regulatory authorities having jurisdiction. Edison owns beneficially and of record 100 shares of Common Stock of BEC Energy, $1 par value, being all of the outstanding Common Stock of BEC Energy. BEC Energy has an authorized capitalization of 100,000,000 common shares, $1 par value ("BEC Energy Common Shares").

    6. Mergeco has an authorized capitalization consisting of 200,000 shares of Common Stock, $1 par value ("Mergeco Common Stock"), of which 100 shares have been subscribed for by BEC Energy and, subject to the approval of the Department, will be issued and sold to BEC Energy at a price of $1.00 per share.


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    7.   Edison, Mergeco and BEC Energy have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 25, 1997, pursuant to which Mergeco would merge into Edison (the "Merger"), with Edison being the surviving corporation and with the following terms of conversion and exchange of shares:

         (1) Each share of Edison Common Stock issued and outstanding immediately prior to the Merger will be changed and converted into one BEC Energy Common Share;

         (2) The shares of Edison Preferred Stock issued and outstanding immediately prior to the Merger will not be converted or otherwise affected by the Merger and each such share will continue to be one issued and outstanding share of Edison Preferred Stock, with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications as were applicable to such stock prior to the Merger;

         (3) Each share of Mergeco Common Stock issued and outstanding immediately prior to the Merger will be changed and converted into one share of Common Stock, $1 par value, of Edison, all of which will then be owned by BEC Energy; and

         (4) Each share of BEC Energy Common Stock issued and outstanding immediately prior to the Merger will be cancelled.

As a result, Edison, the surviving corporation in the Merger, will become a wholly-owned subsidiary of BEC Energy, and all of the BEC Energy Common Shares to be outstanding immediately after the Merger will be owned by the holders of Edison Common Stock outstanding immediately prior to the Merger.


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    When the Merger becomes effective, holders of Edison Common Stock will automatically become holders of BEC Energy Common Shares. Like the Edison Preferred Stock, the outstanding debt securities of Edison and the terms thereof will not be altered in the Merger. Such debt securities will remain outstanding and will continue to be obligations of Edison as the survivor of the Merger.

    8. Pursuant to the Merger Agreement, consummation of the Merger contemplated thereby is subject to the satisfaction of the following conditions:

         (a) The Merger shall have received the approval of the holders of capital stock of each of Edison and Mergeco as required by Chapter 164 of the Massachusetts General Laws.

         (b) Ropes & Gray, counsel to Edison, shall have delivered an opinion satisfactory to the Board of Directors of Edison with respect to the tax consequences of the Merger.

         (c) The issue of Mergeco Common Stock and the Merger shall have been approved by the Department as required by Chapter 164 of the Massachusetts General Laws and all other governmental agencies the approval of which is necessary, appropriate or desirable.

         (d) The BEC Energy Common Shares to be issued and to be reserved for issuance pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York and Boston Stock Exchanges.

    9. The Merger Agreement and consummation of the transactions contemplated thereby have been approved by the requisite votes of the shareholders of Edison, the trustees of BEC Energy, the incorporators of Mergeco and the board of directors of each of Edison,


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BEC Energy and Mergeco, subject to the approval of the Department.  Votes of the shareholders of Edison and of the directors and incorporators of Mergeco approving the Merger Agreement and consummation of the transactions contemplated thereby were passed on March 7, 1997 and May 15, 1997, respectively.

    10. In connection with the Merger, Edison and BEC Energy will enter into a Tax Sharing Agreement pursuant to which income tax benefits and liabilities will be allocated among BEC Energy, Edison and the other companies affiliated with BEC Energy.

    11. In connection with the Merger, Edison will enter into a Management Services Agreement with BEC Energy.

    12. It is necessary, expedient and in the public interest for the restructuring contemplated by the Merger Agreement to be consummated in order to provide long-term advantages to the Company, its shareholders, customers and employees.

    13. This application was authorized by the board of directors of Edison at a meeting duly called for the purpose and held on January 23, 1997.

    14. This application was authorized by the board of directors of Mergeco by unanimous consent dated May 16, 1997.

    WHEREFORE, Edison and Mergeco respectfully pray that pursuant to the applicable provisions of Chapter 164 of the General Laws of Massachusetts, the
Department:

    a. Vote pursuant to Section 14 of Chapter 164 that the proposed issuance of Mergeco Common Stock to BEC Energy is reasonably necessary for the purposes stated;

    b. Approve and authorize pursuant to Section 14 of Chapter 164 the issuance by Mergeco of 100 shares of Mergeco Common Stock to BEC Energy in consideration of payment of $100 by BEC Energy.


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    c.   Determine that the Merger and the terms thereof are consistent with the public interest;

    d. Approve pursuant to Section 96 of Chapter 164 the Merger Agreement and the Merger of Mergeco into Edison pursuant thereto;

    e. Approve pursuant to Sections 17A and 94B of Chapter 164 the Tax Sharing Agreement between Edison and BEC Energy;

    f. Approve pursuant to Section 94B of Chapter 164 the terms of the Management Services Agreement between Edison and BEC Energy; and

    g.   Issue such other and further orders as may be necessary.


                                            BOSTON EDISON COMPANY



                                            /s/ THOMAS J. MAY
                                            ----------------------------------
                                            Thomas J. May
                                            Chairman, President and
                                             Chief Executive Officer


                                            BOSTON EDISON MERGECO
                                           ELECTRIC COMPANY, INC
                                          /s/ JAMES J. JUDGE
                                       --------------------------------
                                            James J. Judge
                                            Senior Vice President and Treasurer


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